Exhibit 99.1
PORTOLA ELECTS NEW DIRECTOR
Batavia, Illinois — February 17, 2006 — Portola Packaging, Inc. announced today that Brian Bauerbach, President & Chief Executive Officer, was elected to the Portola Board of Directors. He joins Robert Egan, Martin Imbler, Debra Leipman-Yale, Jack Watts and Larry Williams who were also reelected as Portola directors.
Mr. Bauerbach joined Portola Packaging in January, 2005 as Chief Operating Officer and was promoted to President and Chief Executive Officer in April, 2005. Prior to joining Portola Packaging Mr. Bauerbach worked for Alcoa in various executive positions for 18 years and has more than 15 years experience in the packaging industry.
Mr. Bauerbach stated, “Portola Packaging has made significant improvements in its performance over the last year and I am very excited about its future prospects. The company is placing a major emphasis on cost reduction and sales revenue growth. We are listening carefully to our customer’s needs and developing new products and services to address those needs. Our goal is to be the market leader in product innovation, quality and customer service.”
Portola Packaging, Inc. manufactures plastic closures and containers for leading dairy, beverage, and food companies world wide. The company also supplies the cosmetic and personal care industries with packaging through its Portola Tech International business. The company has more than a dozen manufacturing plants in the United States, Europe, China, Mexico and Canada, and sells to companies throughout the World.
FOR ADDITIONAL INFORMATION CONTACT:

Michael T. Morefield	Portola Packaging, Inc.
Senior Vice President and	951 Douglas Road
Chief Financial Officer	Batavia, IL 60510
(630)326-2074	Web site: www.portpack.com

	Phone:	(630)406-8440
(888)739-0936
	Fax:	(630)406-8442
	Email:	info@portpack.com